As filed with the Securities and Exchange Commission on January 20, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

D-Wave Quantum Inc.
(Exact name of Registrant as specified in its charter)

Delaware	88-1068854
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
2650 East Bayshore Road,
Palo Alto, California
94303
Tel: (650) 285-2881

(Address, including zip code, of Registrant’s principal executive offices)
D-Wave Quantum Inc. 2022 Equity Incentive Plan
(Full title of the plan)
Dr. Alan Baratz
Chief Executive Officer
D-Wave Quantum Inc.
2650 East Bayshore Road,
Palo Alto, California 94303
(Name and address of agent for service)
(650) 285-2881
(Telephone number, including area code, of agent for service)

COPIES TO:
Adam M. Givertz
Stan Richards
Christian G. Kurtz
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York
10019-6064
Tel: (212) 373-3000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

INTRODUCTORY STATEMENT
On January 6, 2026, D-Wave Quantum Inc., a Delaware corporation (the “Registrant”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Quantum Circuits, Inc., a Delaware corporation (“QCI”), Quest Acquisition Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant, Quest Acquisition Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Registrant, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (as defined in the Merger Agreement).
Pursuant to the terms of the Merger Agreement, at the Second Effective Time (as defined in the Merger Agreement) each unvested option to purchase shares of QCI common stock that was outstanding immediately prior to the First Effective Time (as defined in the Merger Agreement) and granted under the QCI 2017 Equity Incentive Plan will be assumed by the Registrant and converted into a corresponding option under the D-Wave Quantum Inc. 2022 Equity Incentive Plan (the "2022 Plan") to purchase a number of shares of the Registrant’s common stock, in each case, subject to the same terms and conditions that were applicable to such options immediately prior to the First Effective Time (other than in respect of the number of shares subject to such unvested option and applicable exercise price). The number of shares and exercise price applicable to each such unvested option will be adjusted based on the Equity Award Conversion Amount (as defined in the Merger Agreement). This Registration Statement on Form S-8 registers the additional securities to be issued under the 2022 Plan pursuant to the transactions contemplated by the Merger Agreement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document containing the information specified in Part I of Form S-8 will be sent or given to plan participants in accordance with Rule 428(b) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such document is not being filed with the Commission, but such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
D-Wave Quantum Inc. (the “Registrant”) will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Legal Department of D-Wave Quantum Inc., 2650 East Bayshore Road, Palo Alto, California 94303, telephone: (650) 285-2881.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed with or furnished to the Commission are incorporated herein by reference:
1.The Annual Report on Form 10–K for the fiscal year ended December 31, 2024, filed with the Commission on March 14, 2025;
2.The Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 8, 2025;
3.The Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission on August 7, 2025;
4.The Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the Commission on November 6, 2025;
5.Our Current Reports on Form 8-K as filed with the Commission on January 10, 2025, March 12, 2025, May 7, 2025, May 20, 2025, May 30, 2025, June 4, 2025, June 10, 2025, June 11, 2025, August 4, 2025, October 20, 2025, November 13, 2025, January 7, 2026, and January 20, 2026;
6.The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on August 5, 2022, as updated by the description of capital stock contained in Exhibit 4.2 to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the Commission on March 15, 2024.
All reports and definitive proxy or information statements filed pursuant to Section 13(a) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not Applicable.
Item 5. Interests of Named Experts and Counsel
Not Applicable.
Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The

DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.
The Registrant has entered into indemnification agreements with each of its directors and officers to provide contractual indemnification in addition to the indemnification provided in the Registrant’s Bylaws. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. We believe that these provisions and agreements are necessary to attract qualified directors.
The Registrant also maintains standard policies of insurance under which coverage is to be provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation and Bylaws or otherwise as a matter of law.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits
The exhibits listed under the caption “Index to Exhibits” of this Registration Statement are incorporated by reference herein.
Item 9. Undertakings
The Registrant hereby undertakes:
(1)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

3.1
Amended and Restated Certificate of Incorporation of D-Wave Quantum Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the Commission on March 15, 2022).

3.2
Amended and Restated Bylaws of D-Wave Quantum Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the Commission on March 15, 2022).

4.1	2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K (File No. 001-41468), filed with the Commission on August 11, 2022).

4.2
Specimen Common Stock Certificate of D-Wave Quantum Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 (File No. 333-263573) filed with the Commission on May 27, 2022).

4.3
Form of Lockup Agreement, dated as of January 6, 2026 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41468), filed with the Commission on January 7, 2026).

4.4
Registration Rights Agreement, dated as of January 20, 2026 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-41468), filed with the Commission on January 20, 2026).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1	Consent of Grant Thornton LLP.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney (included on signature pages of this Part II).

107	Calculation of Filing Fee Table

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 20th day of January, 2026.

D-WAVE QUANTUM INC.

By:	/s/ Alan Baratz
Name:	Alan Baratz
Title:	President & Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Alan Baratz and John M. Markovich, each acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8, or other appropriate form, and all amendments thereto, including post-effective amendments, of D-Wave Quantum Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ Alan Baratz	President & Chief Executive Officer and Director (Principal Executive Officer)	January 20, 2026
Alan Baratz

/s/ John M. Markovich	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 20, 2026
John M. Markovich

/s/ Steven M. West	Chairman	January 20, 2026
Steven M. West

/s/ Roger Biscay	Director	January 20, 2026
Roger Biscay

/s/ John DiLullo	Director	January 20, 2026
John DiLullo

/s/ Rohit Ghai	Director	January 20, 2026
Rohit Ghai

/s/ Sharon Holt	Director	January 20, 2026
Sharon Holt

/s/ Kirstjen Nielsen	Director	January 20, 2026
Kirstjen Nielsen